Exhibit 21
SUBSIDIARIES
OF
MONEYGRAM INTERNATIONAL, INC.
•	MoneyGram Payment Systems Worldwide, Inc. (Delaware)
•	MoneyGram Payment Systems, Inc. (Delaware)
•	CAG Inc. (Nevada)
•	Hematite Trust (Delaware)

•	Monazite Trust (Delaware)

•	Long Lake Partners, LLC (Delaware)
•	Ferrum Trust (Delaware)

•	FSMC, Inc. (Minnesota)

•	Mid-America Money Order Company (Kentucky)

•	MoneyGram International Holdings Limited (United Kingdom)
•	MoneyGram International Limited (United Kingdom)
•	MIL Overseas Limited (United Kingdom)
•	MoneyGram Oversees (Pty) Limited South Africa
•	MoneyGram of New York LLC (Delaware)

•	MoneyGram Payment Systems Canada, Inc. (Ontario)

•	MoneyGram Payment Systems Italy S.r.l. (Italy)

•	MLE, Inc. (Wisconsin)

•	Travelers Express Co. (P.R.) Inc. (Puerto Rico)

•	Tsavorite Trust (Delaware)